FS Investment Corporation III 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation III Provides Overview of Fourth Quarter and Annual 2014 Financial Results and Details of Annual Stockholder Conference Call

PHILADELPHIA, PA, March 18, 2015 – FS Investment Corporation III (FSIC III), a business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies, announced an overview of its operating results for the quarter and year ended December 31, 2014. As previously disclosed, FSIC III will hold a conference call to discuss these results at 4:00 p.m. Eastern Time on Thursday, March 19, 2015. Information for those interested in participating in the call can be found below.

“Despite increased market volatility and broad market declines that pressured underlying portfolio valuations during the fourth quarter, FSIC III’s focus on generating a high level of current income helped deliver another strong quarter of consistent distributions for our stockholders,” commented Michael C. Forman, CEO of FSIC III.

Financial Highlights1

•	Since commencing operations on April 2, 2014 and through March 3, 2015, FSIC III raised approximately $1.2 billion of equity capital, including approximately $14.2 million raised from investors affiliated with its sponsor, Franklin Square Capital Partners (Franklin Square), and its sub-adviser, GSO / Blackstone Debt Funds Management, and shares issued through its distribution reinvestment plan
•	Net investment income of $0.15 per share for the quarter ended December 31, 2014, and $0.45 per share for the period commencing on April 2, 2014 through December 31, 2014
•	Net loss of $0.15 per share for the quarter ended December 31, 2014, and a net loss of $0.17 per share for the period commencing on April 2, 2014 through December 31, 2014
•	Paid regular cash distributions to stockholders totaling $0.17 per share during the quarter ended December 31, 2014 and $0.52 per share for the period commencing on April 2, 2014 through December 31, 2014
•	For the period from April 2, 2014 through December 31, 2014, FSIC III generated a total return[2] of approximately 1.67%

Portfolio Highlights

•	As of December 31, 2014, the fair value of FSIC III’s investment portfolio was approximately $696 million
•	Committed approximately $183 million and $317 million to direct originations during the quarter ended December 31, 2014 and during the period from April 2, 2014 to December 31, 2014, respectively, 67% and 80% of which were in senior secured debt (first and second lien senior secured loans and senior secured bonds), respectively
•	FSIC III’s portfolio consisted of investments in 83 portfolio companies as of December 31, 2014
•	Core investment strategies represented 77% of the portfolio by fair value as of December 31, 2014, including 40% in direct originations and 37% in opportunistic investments. Broadly syndicated/other investments represented 23% of the portfolio by fair value as of December 31, 2014

•	Gross portfolio yield prior to leverage (based on amortized cost and excluding non-income producing assets)[3] as of December 31, 2014 was 10.4%, compared to 8.7% as of September 30, 2014
•	No investments were on non-accrual as of December 31, 2014

Annual Stockholder Conference Call

FSIC III will hold its annual stockholder conference call on Thursday, March 19, 2015, at 4:00 p.m. Eastern Time. In order to participate, interested parties should dial (800) 447-0521 at least 10 minutes prior to the beginning of the conference call and provide the confirmation code 38913498 when prompted. An audio archive of the call will be available for replay. The link to the audio archive can be found under FSIC III’s “Literature” page at www.franklinsquare.com and will be available for a period of 30 days following the call.

About FSIC III

FSIC III is a publicly registered, non-traded BDC sponsored by Franklin Square. FSIC III focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC III is advised by FSIC III Advisor, LLC, an affiliate of Franklin Square, and is sub-advised by GDFM, an affiliate of GSO Capital Partners LP (GSO). GSO, with approximately $72.9 billion in assets under management as of December 31, 2014, is the credit platform of Blackstone, one of the world’s leading managers of alternative investments. For more information, please visit www.franklinsquare.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm managed over $14 billion in assets as of December 31, 2014. For more information, please visit www.franklinsquare.com.

Other Information

The information in this press release is summary information only and should be read in conjunction with FSIC III’s Annual Report on Form 10-K for the year ended December 31, 2014, which FSIC III filed with the Securities and Exchange Commission (SEC) on March 18, 2015, as well as FSIC III’s other reports filed with the SEC. A copy of FSIC III’s Annual Report on Form 10-K for the year ended December 31, 2014 and FSIC III’s other reports filed with the SEC can be found under FSIC III’s “Literature” page at www.franklinsquare.com and on the SEC’s website at www.sec.gov.

Please note that certain financial figures in this press release may have been rounded.

Certain Information About Distributions

The determination of the tax attributes of FSIC III’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of FSIC III’s distributions for a full year. FSIC III intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on Form 1099-DIV.

The payment of future distributions on FSIC III’s shares of common stock is subject to the discretion of its board of directors and applicable legal restrictions and, therefore, there can be no assurance as to the amount or timing of any such future distributions.

FSIC III may fund its cash distributions to stockholders from any sources of funds legally available to it, including expense reimbursements from Franklin Square, as well as offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies. FSIC III has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSIC III will be able to pay distributions at a specific rate or at all.

Forward-Looking Statements and Important Disclosure Notice

This press release may contain certain forward-looking statements, including statements with regard to the future performance or operations of FSIC III. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC III makes with the SEC.

This press release contains summaries of certain financial and statistical information about FSIC III. The information contained in this press release is summary information that is intended to be considered in the context of FSIC III’s SEC filings and other public announcements that FSIC III may make, by press release or otherwise, from time to time. FSIC III undertakes no duty or obligation to update or revise the information contained in this press release. In addition, information related to past performance, while helpful as an evaluative tool, is not necessarily indicative of future results, the achievement of which cannot be assured. Investors should not view the past performance of FSIC III, or information about the market, as indicative of FSIC III’s future results.

Individual investors and endowments may have different investment horizons, liquidity needs and risk tolerances. In addition, fees that may be incurred by an investor in a fund sponsored by Franklin Square may be different than fees incurred by an endowment investing in similar assets as those in which the funds invest.

1 The per share data was derived by using the weighted average shares of FSIC III’s common stock outstanding during the applicable period. Per share numbers may not sum due to rounding.

2 The total return for the period from April 2, 2014 through December 31, 2014 was calculated by taking the net asset value per share as of December 31, 2014, adding the cash distributions per share that were declared during the period and dividing the total by the net asset value per share as of the beginning of the period. The total return does not consider the effect of the sales load from the sale of our common stock. The total return includes the effect of the issuance of shares at a net offering price that is greater than net asset value per share, which causes an increase in net asset value per share. The historical calculation of total return should not be considered a representation of our future total return, which may be greater or less than the return shown due to a number of factors. The total return calculation set forth above represents the total return on our investment portfolio during the applicable period and is calculated in accordance with U.S. generally accepted accounting principles. This return figure does not represent an actual return to stockholders.

3 FSIC III’s gross portfolio yield prior to leverage (based on amortized cost and excluding non-income producing assets) represents the expected yield to be generated by FSIC III on the income producing assets in its investment portfolio based on the composition of its portfolio as of December 31, 2014. FSIC III’s gross portfolio yield does not represent an actual investment return to stockholders.